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                                                                    Exhibit 10.g


             RETIREMENT AND SETTLEMENT AGREEMENT WITH JOSEPH J. ROSS


This Retirement and Settlement Agreement (the "Agreement") sets forth the agreement between Joseph J. Ross and Federal Signal Corporation, including all of its subsidiaries, (the "Company") in connection with Mr. Ross' employment with the Company and his retirement. In consideration of the mutual promises contained herein and other good consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Mr. Ross retired as an officer and director of the Company on January 15, 2004. He will retire as an employee of Federal Signal Corporation ("Federal") on January 31, 2004.

As a retiree Mr. Ross is entitled to benefits under the following plans based on employment from May 9, 1983 through January 31, 2004 and the standard terms and conditions of these plans (including any spouse or former spouse rights):

     Federal Signal Corporation (Qualified) Retirement Plan. If payments under this plan start immediately as a single life annuity the amount would be $38,876 annually.

     Federal Signal Corporation Supplemental Pension for Designated Management Employees. If payments under this plan start immediately as a single life annuity the amount would be $131,335 annually.

     Retirement Survivor and Disability Plan for Key Employees of Federal Signal Corporation with a plan benefit cap of $112,250 for Mr. Ross. If payments under this plan start immediately the amount would be $89,800 for 15 years.

     Federal Signal Corporation 401(k) Retirement Plan

     Federal Signal Employee Welfare Benefit Plan for director retiree medical coverage

     Federal Signal Supplemental Savings and Investment Plan

     Federal Signal Corporation Stock Benefit Plan with options as set forth in
     Exhibit 1. All unvested stock awards under the plan are cancelled.

     The option to assume the lease on his company car on or before January 31, 2004. Mr. Ross shall obtain his own car insurance for this car upon the assumption of the lease.

The Company has two life insurance policies on Mr. Ross with current cash surrender value of about $660,000 and current face value of about $1,500,000. The Company agrees to keep those policies in full force and effect, in an amount of at least $1,000,000, until Mr. Ross' death. Mr. Ross shall be entitled to designate a beneficiary, including modifying such designation, for the amount of insurance set forth in the column entitled "Total Benefit to Executive" in
Exhibit 2 attached hereto. Mr. Ross shall be responsible for any taxes on the imputed income from this insurance.

Mr. Ross will be paid his regular salary through January 31, 2004. Mr. Ross shall have the option to assume the lease on his company car. If he assumes the lease he agrees to obtain his own car insurance immediately.


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The granting of the 100,000 shares of stock options on January 19, 2004, the vesting of unvested stock options and the extension of the option exercise periods and the life insurance benefit set forth above are all additional compensation that is being give to Mr. Ross in consideration of the following:

Except for compensation and benefits specifically set forth in this Agreement, Mr. Ross hereby unconditionally releases, acquits and discharges the Company and its benefit plans, affiliates, directors, officers and employees from all claims, demands, liabilities and causes of action of every kind, nature and description, known or unknown, including but not limited to any resulting from his employment with the Company, retirement or service on the Board of Directors. This general release includes, but is not limited to, any rights or claims under the Civil Rights Act, which prohibits discrimination in employment based on race, color, national origin, disability, religion or sex, the Americans with Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; or any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement does not waive or release any rights Mr. Ross may have under the Age Discrimination in Employment Act which arise after he signs this Agreement. Mr. Ross promises never to file a lawsuit asserting any claim that is released in this Agreement.

Mr. Ross agrees that the compensation set forth in this Agreement is in lieu of any and all other compensation or payments due from the Company including any unused vacation, unreimbursed expenses, etc.

Mr. Ross agrees to abide by the Non-Compete Agreement attached as Exhibit 3, which is hereby amended to extend the non-compete period from one year after employment ends to the five-year option exercise period set forth in Exhibit 1.

Mr. Ross agrees to cooperate with the Company in any litigation the Company becomes involved in related to his work for the Company including providing testimony at depositions or trials. Mr. Ross will be compensated at the rate of $2,000 per day, plus expenses.

Mr. Ross has 21 days to review and consider signing this Agreement. He is encouraged to consult with an attorney before signing this Agreement. He may revoke this Agreement within seven days after signing it by delivering written notice to the Company at 1415 West 22nd St., Oak Brook, Illinois. If Mr. Ross revokes this Agreement, it will be void and he will not be entitled to the extra compensation set forth herein.

This is the entire Agreement between Mr. Ross and the Company. The Company has made no promises to Mr. Ross other than as set forth in this Agreement.

Mr. Ross acknowledges that he has read this Agreement, understands it and is voluntarily entering into it.



Accepted:                                   Federal Signal Corporation


________________________________            By:________________________________
Joseph J. Ross


________________________________
Date